UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (date of earliest event reported): June 30, 2026

Neurogene Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-36327	98-0542593
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)
535 W 24th Street, 5th Floor
New York, NY 10011
(Address of principal executive offices, including zip code)
Registrant's telephone number, including area code: (877) 237-5020

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.000001 par value	NGNE	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement
On June 30, 2026, Neurogene Inc. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with Leerink Partners LLC, Stifel, Nicolaus & Company, Incorporated, and Guggenheim Securities, LLC, as representatives of the underwriters named therein (the “Underwriters”), to issue and sell 3,500,000 shares of the Company’s common stock at a public offering price of $30.00 per share and, in lieu of common stock to certain investors, pre-funded warrants to purchase up to 666,666 shares of the Company’s common stock (the “Pre-Funded Warrants”) at a public offering price of $29.999999 per Pre-Funded Warrant, which represents the per share public offering price for the common stock less the $0.000001 per share exercise price for each Pre-Funded Warrant (the “Offering”). In addition, the Company has granted the Underwriters an option (the “Option”) for a period of 30 days to purchase up to an additional 624,999 shares of its common stock at the public offering price, less the underwriting discounts and commissions, which the Underwriters exercised in full on July 1, 2026.
The Pre-Funded Warrants will be exercisable at any time after the date of issuance. A holder of Pre-Funded Warrants may not exercise the warrant if the holder, together with its affiliates, would beneficially own more than 4.99% or 9.99%, as applicable, of the number of shares of common stock outstanding immediately after giving effect to such exercise. A holder of Pre-Funded Warrants may increase or decrease this percentage to a percentage not in excess of 19.99% by providing at least 61 days’ prior notice to the Company.
The net proceeds from the Offering, including proceeds from the exercise in full of the Option by the Underwriters, are expected to be approximately $134.8 million, after deducting the Underwriters’ discounts and commissions and estimated offering expenses.
The securities described above were offered pursuant to a shelf registration statement (File No. 333-286057), which became effective on April 4, 2025. A final prospectus supplement dated June 30, 2026 relating to and describing the terms of the Offering was filed with the U.S. Securities and Exchange Commission on July 1, 2026. The Offering is expected to close on July 2, 2026.
In the Underwriting Agreement, the Company agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute payments that the Underwriters may be required to make because of such liabilities.
A copy of the Underwriting Agreement and the form of Pre-Funded Warrant are filed as Exhibit 1.1 and 4.1, respectively, and are incorporated herein by reference. The foregoing descriptions of the Underwriting Agreement and the Pre-Funded Warrants do not purport to be complete and are qualified in their entirety by reference to such exhibit.
A copy of the opinion of Gibson, Dunn & Crutcher LLP relating to the validity of the issuance and sale of the shares of the common stock and the Pre-Funded Warrants in the Offering is filed herewith as Exhibit 5.1.

Item 8.01	Other Events
The Company believes that the net proceeds from the Offering, together with its existing cash and cash equivalents, will be sufficient to enable the Company to fund its operating expenses and capital expenditure requirements into the first quarter of 2029.

Item 9.01	Financial Statements and Exhibits.
(d) Exhibits

Exhibit Number	Description

1.1	Underwriting Agreement, dated as of June 30, 2026, by and among Neurogene Inc. and Leerink Partners LLC, Stifel, Nicolaus & Company, Incorporated and Guggenheim Securities, LLC
4.1	Form of Pre-Funded Warrant
5.1	Opinion of Gibson, Dunn & Crutcher LLP
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

NEUROGENE INC.

Date: July 1, 2026	By:	/s/ Christine Mikail
Name: Christine Mikail
Title: President, Chief Financial Officer